EXHIBIT 99.1

PRESS RELEASE DATED MAY 29, 2002

NTS MORTGAGE INCOME FUND APPOINTS INDEPENDENT ACCOUNTANTS

     LOUISVILLE, KY, MAY 29, 2002 - NTS Mortgage Income Fund (the "Fund") today announced that its Board of Directors has appointed Ernst & Young as the Fund's independent accountants for 2002. The action, based on a thorough evaluation process, is subject to ratification by the Fund's stockholders at the Fund's 2002 annual meeting to be held on June 24 in Spotsylvania, Virginia.

     "We look forward to working with Ernst & Young in the firm's new role as our independent accountants," said J.D. Nichols, the Fund's chairman of the board of directors.

     Prior to selection of Ernst & Young, Arthur Andersen had served as the Fund's independent accountants. "We value greatly the professional services provided by Arthur Andersen over the years and appreciate the excellent work provided by them," said Nichols.